Exhibit 99.1

NEWS
For immediate release

Contact:	Chris Mason, Director of Corporate Communications
Tel: (630) 227-2062
E-mail: chris.mason@aarcorp.com

UNION EMPLOYEES RETURN TO WORK AT AAR’S CADILLAC, MICHIGAN FACILITY

Wood Dale, Illinois (August 9, 2004) — AAR CORP. (NYSE: AIR) announced today that Union employees at its Mobility Systems operation in Cadillac, Michigan ended their strike and returned to work after ratifying a collective bargaining agreement over the weekend.

AAR Mobility Systems manufactures containers, shelters and pallets for military customers and prime contractors. AAR is a leading provider of products and value-added services to the worldwide aerospace/aviation industry.  Products and services include proprietary inventory management and logistic support services; maintenance, repair and overhaul of aircraft and aircraft components; engine and aircraft sales and leasing; and manufacturing of aircraft parts and mobility systems.

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This press release contains certain statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on beliefs of Company management, as well as assumptions and estimates based on information currently available to the Company, and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated, including those factors discussed under Item 7, entitled “Factors Which May Affect Future Results”, included in the Company’s May 31, 2004 Form 10-K. Should one or more of these risks or uncertainties materialize adversely, or should underlying assumptions or estimates prove incorrect, actual results may vary materially from those described. These events and uncertainties are difficult or impossible to predict accurately and many are beyond the Company’s control. The Company assumes no obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. For additional information, see the comments included in AAR’s filings with the Securities and Exchange Commission.

One AAR Place • 1100 N. Wood Dale Road • Wood Dale, Illinois 60191 USA • 1-630-227-2000 Fax 1-630-227-2101